Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-150486

June 9, 2008

John Deere Capital Corporation
$600,000,000 Floating Rate Notes Due June 10, 2011

Issuer:	John Deere Capital Corporation

Ratings:	A2 by Moody’s Investors Service, Inc. / A by Standard and Poor’s Ratings Services

Note Type:	Medium Term Notes

Issue Size:	$600,000,000

Trade Date:	June 9, 2008

Settlement Date (T+3):	June 12, 2008

Maturity Date:	June 10, 2011

Interest Rate Basis:	USD-LIBOR-Reuters (Reuters Page LIBOR01)

Coupon:	3M USD LIBOR + 75 bps

Coupon Payment Dates:	Quarterly on the 10th of June, September, December and March commencing on September 10th, 2008

Interest Determination Dates:	2 London Business Days

Day Count:	Actual / 360

Day Count Convention:	Modified Following, Adjusted

Price to Public:	100.000%

Gross Spread:	0.150%

Net Proceeds (%):	99.850%

Net Proceeds ($):	$599,100,000

Time of First Sale to the Public:	11:30am EST

CUSIP:	24422EQS1

Joint Bookrunners:	Banc of America Securities LLC and Citigroup Global Markets Inc.

Co-Managers:	Lazard Capital Markets LLC and Santander Investment Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC collect at 1-800-294-1322 or Citigroup Global Markets Inc. at 1-877-858-5407.

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